Exhibit 99.1

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

COMPANY CONTACTS:

Kenneth H. Traub

President and Chief Executive Officer

Tel. (609) 632-0800

KTRAUB@ABNH.COM

Mark J. Bonney

Executive Vice President and Chief Financial Officer

Tel. (609) 632-0800

MBONNEY@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS REPORTS
THIRD QUARTER FINANCIAL RESULTS

Robbinsville, NJ — November 10, 2005 — American Bank Note Holographics, Inc.  (“ABNH” or the “Company”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the third quarter and nine months ended September 30, 2005.

Sales in the third quarter of 2005 were $9.0 million, compared with $5.8 million in the third quarter of 2004, an increase of $3.2 million or 54%.  Sales for the first nine months of 2005 totaled $22.2 million, compared with $15.7 million for the first nine months of 2004, an increase of $6.5 million or 41%.

Net income for the third quarter of 2005 was $1.1 million, or $0.06 per fully diluted share, compared with net income of $0.6 million, or $0.03 per fully diluted share, for the third quarter of 2004.  Net income for the first nine months of 2005 was $2.2 million, or $0.11 per fully diluted share, compared with net income of $1.3 million, or $0.07 per fully diluted share for the first nine months of 2004.

Kenneth H. Traub, President and CEO of ABNH, commented, “The dramatic growth in our business reflects our commitment to providing superior solutions to counterfeiting and fraud for our customers.  This year we have made significant investments in our infrastructure, organization, technology and working capital in order to support the increasing global demand for improved product, card and document security solutions. In the card industry, we have expanded our roll-out of HoloMag™ which has received broad global acceptance as it transforms magnetic tape from a widely available commodity to a tightly controlled security product.  We are also pleased to have launched important new programs for secure identity documents while we have expanded certain product authentication programs.”

Mark J. Bonney, Executive Vice President and CFO of the Company noted, “During the third quarter, we substantially completed the move and consolidation of our operations into our new facility in Robbinsville, New Jersey.  Since the facilities located in Elmsford, New York and Huntingdon Valley, Pennsylvania were not completely vacated and available for sublease by the end of the third quarter, the costs relating to the abandonment of those facilities will be recorded in the fourth quarter.  We currently anticipate taking a charge in the fourth quarter of approximately $2.0 million which will be recorded on the ‘Facility consolidation’ line of our Statement of Operations. Our strong financial performance this year is particularly noteworthy in light of the disruptions and expense associated with the Company’s move and consolidation. In addition to those costs which are separately accounted for in the ‘Facility consolidation’ line item, we also incurred expenses that are included in cost of goods sold and selling and administrative expenses associated with the consolidation.”

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms.    The Company’s products are used primarily for security applications such as counterfeiting protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products. The Company’s headquarters is in Robbinsville, NJ. For more information, visit www.abnh.com.

# # #

ABNH Forward-Looking Statement

This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

This release and prior releases are available on the ABNH website at www.abnh.com.

-Financial Tables to Follow-

ABNH REPORTS THIRD QUARTER FINANCIAL RESULTS/3

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

BALANCE SHEETS

(In thousands, except share data)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,457	$11,357
Short-term investments	—	1,989
Accounts receivable, net of allowance for doubtful accounts of $250 and $180	6,092	3,889
Inventories, net	6,018	3,394
Deferred income taxes, net	1,120	983
Prepaid expenses	478	317
Total current assets	23,165	21,929
Machinery, equipment and leasehold improvements, net of accumulated depreciation and amortization of $10,585 and $10,062	6,994	3,172
Other assets	89	110

Total Assets	$30,248	$25,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,784	$1,519
Accrued expenses	2,233	2,040
Customer advances	68	69
Income taxes payable	915	1,058
Total current liabilities	7,000	4,686
Other long-term liabilities	1,370	1,211
Total liabilities	8,370	5,897

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 18,647,469 shares and 18,515,907 shares	187	185
Additional paid-in capital	24,444	24,058
Accumulated deficit	(2,753)	(4,929)
Total Stockholders’ Equity	21,878	19,314

Total Liabilities and Stockholders’ Equity	$30,248	$25,211

ABNH REPORTS THIRD QUARTER FINANCIAL RESULTS/4

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Sales	$8,959	$5,808	$22,216	$15,749
Royalty income	—	—	10	13
	8,959	5,808	22,226	15,762
Costs and expenses:
Cost of goods sold (excluding depreciation and amortization shown below)	4,227	2,413	10,187	6,943
Selling and administrative	2,239	1,846	6,370	5,280
Research and development	291	319	872	967
Depreciation and amortization	127	171	755	495
Facility consolidation	278	93	600	93
	7,162	4,842	18,784	13,778

Operating income	1,797	966	3,442	1,984

Other income:
Interest income	61	29	183	77
Patent agreement	—	—	—	178
	61	29	183	255

Income before provision for income taxes	1,858	995	3,625	2,239
Provision for income taxes	742	397	1,449	895

Net income	$1,116	$598	$2,176	$1,344

Net income per share:
Basic	$0.06	$0.03	$0.12	$0.07
Diluted	$0.06	$0.03	$0.11	$0.07

Weighted average number of shares:
Basic	18,618	18,484	18,562	18,484
Diluted	19,653	18,808	19,388	18,823